SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report: January 28, 2000


                        Shampan, Lamport Holdings Limited
             (Exact Name of Registrant as specified in its charter)


       Washington                 333-07727                   98-0138706
(State of Incorporation)   (Commission File Number)     (IRS Identification No.)


                1260-609 Granville Street, Vancouver B.C. V7Y 1G5
               (Address of Principal Executive Office Postal Code)


                                 (604) 687-0888
               (Registrant's telephone number including area code)

Item 5. Other Items

On January 27, 2000, the Company announced that it signed a definitive merger agreement dated January 26, 2000, with takeoutmusic.com, Inc. ("takeoutmusic"). The agreement provides for the issuance of approximately ten million shares of common stock of the Company to the shareholders of takeoutmusic in exchange for all of the issued and outstanding shares of takeoutmusic. As a result, the current shareholders of takeoutmusic will obtain control of the Company and the management of the Company will be replaced by members of takeoutmusic's management team. The merger transaction is expected to close in February and is subject to the completion of due diligence, approval by the shareholders of takeoutmusic and other customary closing conditions.

Upon consummation of the merger with takeoutmusic:

1. the Company expects to change its name to takeoutmusic.com Holdings Corp. and move its executive office to New York City; and

2.      takeoutmusic will become a wholly-owned subsidiary of the Company; and

3. the board of directors of the Company will resign and be replaced by directors of takeoutmusic; and

4. the Company will have a total of approximately 13 million shares of common stock issued; and

5. the Company will file an application with the OTC Bulletin Board to obtain a new trading symbol; and

6. the current shareholders of the Company will own approximately 19.5% of the Company's outstanding common stock and the current shareholders of takeoutmusic will own approximately 80.5% of the Company's outstanding common stock.

For more information concerning this transaction, see the press release issued by the Company on January 27, 2000, and filed as Exhibit 99.1 hereto, which is incorporated by reference herein in its entirety.


                            Exhibit Index
     Exhibit No.                        Description
     -----------                        -----------
     99.1                               Press Release, dated January 27, 2000

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              SHAMPAN, LAMPORT HOLDINGS LIMITED



Date:  January 28, 2000                       By:   /s/ William D. McCartney
                                                  ----------------------------
                                                  William D. McCartney
                                                  Director